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                                                                    EXHIBIT 99.1

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NEWS RELEASE                                           EASTERLY
                                                       INVESTORS RELATIONS

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                     Contacts:            For:  Crown Castle International
                                                Ken Dennard, Easterly I.R.
                                                kdennard@easterly.com
                                                713-529-6600

                                          For:  BellSouth
                                                Jeff Battcher
                                                404-713-0274


                   CROWN CASTLE INTERNATIONAL AND BELLSOUTH
               PARTNER ON TOWER INFRASTRUCTURE AND CONSTRUCTION

                 More than 1,850 Towers, $610 Million Involved

HOUSTON and ATLANTA MARCH 9, 1999 Crown Castle International Corp. (NASDAQ:TWRS) and BellSouth Corporation (NYSE:BLS) reached a preliminary agreement today, subject to board approval, for BellSouth to do a taxable sale through a master sublease agreement of its 1,850 wireless communications towers to Crown Castle for $610 million in cash and common stock. In addition, Crown Castle and BellSouth have agreed to enter into a five-year, 500 tower build-to-suit agreement.

     With this transaction, Crown Castle will be responsible for managing, maintaining and leasing the available space on BellSouth's wireless communications towers located throughout Florida, Georgia, Tennessee, Kentucky, Alabama, Mississippi, Louisiana and Indiana. The company will also help BellSouth keep up with infrastructure demand for its wireless service network through construction of build-to-suit towers.

     While Crown Castle will have complete responsibility for the towers and their monitoring and maintenance, BellSouth will continue to fully own its communications components including switching equipment, shelters, cell site facilities, etc. BellSouth will pay a fee of $1,200 per month to Crown Castle for its services and to lease space on existing and build-to-suit towers.

          "We are proud to have been chosen by BellSouth to manage, operate and lease-up their vast tower footprint and construct their new builds going forward," stated Ted B. Miller, Jr., CEO of Crown Castle International. "BellSouth's footprint is comprised of significant tower clusters in 11 of the top 50 metropolitan statistical areas (MSAs) with system coverage serving over 37 million POPS. This transaction greatly enhances our ability to rapidly deploy new service providers and technologies in these important markets."
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     "With this agreement, we'll be able to focus even more of our efforts and resources on customer service and operations, on adding services and preparing for future growth," said Mark Feidler, president of BellSouth Mobility. "Building and maintaining towers is Crown Castle's strength. They demand the same high standards we require of ourselves and this agreement will ensure that we'll continue to have the highest quality networks."

     Crown Castle will provide a full array of services for BellSouth's existing and build-to-suit towers including marketing, securing all the necessary clearances, site location, procurement, tower design, construction, installation and maintenance.

     The deal is expected to close incrementally beginning at the end of the second quarter. Crown Castle intends to file a registration statement with the SEC for an offering of equity and/or debt securities in the near term, the proceeds of which are expect to finance this transaction. A registration statement in respect of such an offering has not yet been filed with the Securities and Exchange Commission and any securities offered in any such offering will only be offered by means of a prospectus forming a part of such a registration statement.

     BellSouth is a $23 billion communications services company. It provides telecommunications, wireless communications, cable and digital TV, directory advertising and publishing, and Internet and data services to more than 34 million customers in 19 countries worldwide.

     Crown Castle International Corp. is a leading provider of communication sites and wireless network services and provides an array of related infrastructure and network support services to the wireless communications and radio and television broadcasting industries in the United States and United Kingdom. On December 9, 1998, Crown Castle entered into an agreement to form a joint venture with Bell Atlantic Mobile involving over 1,400 communications sites. Pro forma for the Bell Atlantic Mobile and BellSouth transactions, Crown Castle International owns, operates and manages over 4,800 communications sites. For more information on Crown Castle, visit: www.crowncastle.com.

     This press release contains various forward-looking statements and information that are based on Crown Castle International management's belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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